Filed Pursuant to Rule 433

Registration No. 333-213439

Final Term Sheet

October 26, 2016

VERIZON COMMUNICATIONS INC.

€1,000,000,000 0.500% Notes due 2022

€1,000,000,000 0.875% Notes due 2025

€1,250,000,000 1.375% Notes due 2028

£450,000,000 3.125% Notes due 2035

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	0.500% Notes due 2022 (“Euro Notes due 2022”)
0.875% Notes due 2025 (“Euro Notes due 2025”)
1.375% Notes due 2028 (“Euro Notes due 2028” and, together with the Euro Notes due 2022 and the Euro Notes due 2025, the “Euro Notes”)
3.125% Notes due 2035 (the “Sterling Notes”)

Trade Date:	October 26, 2016

Settlement Date (T+5):	November 2, 2016

Maturity Date:	Euro Notes due 2022:	June 2, 2022
	Euro Notes due 2025:	April 2, 2025
	Euro Notes due 2028:	November 2, 2028
	Sterling Notes:	November 2, 2035

Interest Payment Dates:	Euro Notes due 2022:	Annually in arrears on each June 2, commencing June 2, 2017
	Euro Notes due 2025:	Annually in arrears on each April 2, commencing April 2, 2017
	Euro Notes due 2028:	Annually in arrears on each November 2, commencing November 2, 2017
	Sterling Notes:	Annually in arrears on each November 2, commencing November 2, 2017

Aggregate Principal Amount Offered:	Euro Notes due 2022:	€1,000,000,000
	Euro Notes due 2025:	€1,000,000,000
	Euro Notes due 2028:	€1,250,000,000
	Sterling Notes:	£450,000,000

Public Offering Price:	Euro Notes due 2022:	99.858% plus accrued interest, if any, from November 2, 2016
	Euro Notes due 2025:	99.429% plus accrued interest, if any, from November 2, 2016
	Euro Notes due 2028:	99.299% plus accrued interest, if any, from November 2, 2016
	Sterling Notes:	99.070% plus accrued interest, if any, from November 2, 2016

Pricing Benchmark:	Euro Notes due 2022:	Interpolated EUR mid-swap
	Euro Notes due 2025:	Interpolated EUR mid-swap
	Euro Notes due 2028:	12-year EUR mid-swap
	Sterling Notes:	UKT 4.500% due 2034

Pricing Benchmark Yield:	Euro Notes due 2022:	0.026%
	Euro Notes due 2025:	0.296%
	Euro Notes due 2028:	0.609%
	Sterling Notes:	1.616%

Re-offer Spread vs.
Pricing Benchmark:	Euro Notes due 2022:	MS + 50 basis points
	Euro Notes due 2025:	MS + 65 basis points
	Euro Notes due 2028:	MS + 83 basis points
	Sterling Notes:	G + 155 basis points

Re-offer Yield (annual):	Euro Notes due 2022:	0.526%
	Euro Notes due 2025:	0.946%
	Euro Notes due 2028:	1.439%
	Sterling Notes:	3.191%

Government Benchmark:	Euro Notes due 2022:	DBR 2.000% due January 4, 2022
	Euro Notes due 2025:	DBR 0.500% due February 15, 2025
	Euro Notes due 2028:	DBR 0.000% due August 15, 2026
	Sterling Notes:	UKT 4.500% due September 7, 2034

Re-offer Spread vs.
Government Benchmark:	Euro Notes due 2022:	B + 95.2 basis points
	Euro Notes due 2025:	B + 108.9 basis points
	Euro Notes due 2028:	B + 135.2 basis points
	Sterling Notes:	G + 155.0 basis points

Proceeds to Verizon (before expenses):	Euro Notes due 2022:	99.628%
	Euro Notes due 2025:	99.104%
	Euro Notes due 2028:	98.924%
	Sterling Notes:	98.595%

Interest Rate:	Euro Notes due 2022:	0.500% per annum
	Euro Notes due 2025:	0.875% per annum
	Euro Notes due 2028:	1.375% per annum
	Sterling Notes:	3.125% per annum

Denominations:	Euro Notes:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000
	Sterling Notes:	Minimum of £100,000 and integral multiples of £1,000 in excess of £100,000

Optional Redemption:	Euro Notes due 2022: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2022 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 15 basis points, plus accrued and unpaid interest

	Euro Notes due 2025: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2025 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest

Euro Notes due 2028: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2028 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest

Sterling Notes: Make-whole call at the greater of 100% of the principal amount of the Sterling Notes being redeemed or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest

CUSIPs:	Euro Notes due 2022:	92343V DH4
	Euro Notes due 2025:	92343V DJ0
	Euro Notes due 2028:	92343V DK7
	Sterling Notes:	92343V DL5

ISINs:	Euro Notes due 2022:	XS1405767275
	Euro Notes due 2025:	XS1405766897
	Euro Notes due 2028:	XS1405766624
	Sterling Notes:	XS1405769727

Common Codes:	Euro Notes due 2022:	140576727
	Euro Notes due 2025:	140576689
	Euro Notes due 2028:	140576662
	Sterling Notes:	140576972

Listing:	Verizon intends to apply to list the notes on the New York Stock Exchange (the “NYSE”). Trading in the notes on the NYSE is expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the notes at any time.

Allocation:	Principal Amount of Euro Notes due 2022	Principal Amount of Euro Notes due 2025	Principal Amount of Euro Notes due 2028	Principal Amount of Sterling Notes
Barclays Bank PLC	€212,500,000	€212,500,000	€265,625,000	£95,625,000
Citigroup Global Markets Limited	212,500,000	212,500,000	265,625,000	95,625,000
J.P. Morgan Securities plc	212,500,000	212,500,000	265,625,000	95,625,000
UBS Limited	212,500,000	212,500,000	265,625,000	95,625,000
Credit Suisse Securities (Europe) Limited	80,001,000	80,001,000	100,002,000	36,000,000
Banco Santander, S.A.	10,000,000	10,000,000	12,500,000	4,500,000
Lloyds Bank plc	10,000,000	10,000,000	12,500,000	4,500,000
Loop Capital Markets LLC	10,000,000	10,000,000	12,500,000	4,500,000
MUFG Securities EMEA plc	10,000,000	10,000,000	12,500,000	4,500,000
SMBC Nikko Capital Markets Limited	10,000,000	10,000,000	12,500,000	4,500,000
Wells Fargo Securities International Limited	10,000,000	10,000,000	12,500,000	4,500,000
Mischler Financial Group, Inc.	3,333,000	3,333,000	4,166,000	1,500,000
Samuel A. Ramirez & Company, Inc.	3,333,000	3,333,000	4,166,000	1,500,000
The Williams Capital Group, L.P.	3,333,000	3,333,000	4,166,000	1,500,000
Total	€1,000,000,000	€1,000,000,000	€1,250,000,000	£450,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated October 26, 2016, Prospectus dated September 1, 2016

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays at +1-888-603-5847, Citigroup Global Markets Limited at +1-800-831-9146, J.P. Morgan Securities plc at +44-207-134-2468 or UBS Limited at +1-888-827-7275.

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